================================================================================

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

                            dated as of May 31, 2001

                                      among

                               AVISTA CORPORATION,

                             THE BANKS PARTY HERETO,

                              THE BANK OF NEW YORK,
                             as Documentation Agent

                                       and

                        TORONTO DOMINION (TEXAS), INC.,
                                    as Agent


                                   ----------


                           TD SECURITIES (USA), INC.,
                       as Advisor, Sole Lead Arranger and
                                 Sole Bookrunner




================================================================================

                                TABLE OF CONTENTS

Article        Section                                                            Page
-------        -------                                                            ----
I.  DEFINITIONS
               SECTION 1.01.  Defined Terms  ...................................  5
               SECTION 1.02.  Terms Generally ..................................  20

II.  THE CREDITS
               SECTION 2.01.  Commitments ......................................  20
               SECTION 2.02.  Loans.............................................  22
               SECTION 2.03.  Notice of Revolving Borrowings ...................  23
               SECTION 2.05.  Repayment of Loans; Evidence of Debt .............  27
               SECTION 2.06.  Letters of Credit ................................  28
               SECTION 2.07.  Fees .............................................  32
               SECTION 2.08.  Interest on Loans.................................  34
               SECTION 2.09.  Default Interest .................................  34
               SECTION 2.10.  Alternate Rate of Interest .......................  35
               SECTION 2.11.  Termination, Reduction and Extension of
                              Commitments ......................................  35
               SECTION 2.12.  Prepayment .......................................  36
               SECTION 2.13.  Reserve Requirements; Change in Circumstances ....  36
               SECTION 2.14.  Change in Legality ...............................  38
               SECTION 2.15.  Indemnity ........................................  39
               SECTION 2.16.  Pro Rata Treatment ...............................  39
               SECTION 2.17.  Sharing of Setoffs ...............................  40
               SECTION 2.18.  Payments .........................................  41
               SECTION 2.19.  Taxes ............................................  41
               SECTION 2.20.  Termination or Assignment of Commitments
                              Under Certain Circumstances ......................  44

III.  REPRESENTATIONS AND WARRANTIES
               SECTION 3.01.  Organization; Powers .............................  45
               SECTION 3.02.  Authorization ....................................  45
               SECTION 3.03.  Enforceability ...................................  46

Article        Section                                                            Page
-------        -------                                                            ----
               SECTION 3.04.  Governmental Approvals ...........................  46
               SECTION 3.05.  Financial Statements .............................  46
               SECTION 3.06.  No Material Adverse Change .......................  46
               SECTION 3.07.  Litigation; Compliance with Laws .................  47
               SECTION 3.08.  Federal Reserve Regulations ......................  47
               SECTION 3.09.  Investment Company Act; Public Utility Holding
                              Company Act ......................................  47
               SECTION 3.10.  Use of Proceeds and Letters of Credit ............  48
               SECTION 3.11.  No Material Misstatements ........................  48
               SECTION 3.12.  Employee Benefit Plans ...........................  48
               SECTION 3.13.  Environmental and Safety Matters .................  48
               SECTION 3.14.  Significant Subsidiaries .........................  49

IV.  CONDITIONS OF LENDING
               SECTION 4.01.  All Borrowings ...................................  49
               SECTION 4.02.  First Borrowing ..................................  50

V.  AFFIRMATIVE COVENANTS
               SECTION 5.01.  Existence; Businesses and Properties .............  52
               SECTION 5.02.  Insurance ........................................  53
               SECTION 5.03.  Taxes and Obligations ............................  53
               SECTION 5.04.  Financial Statements, Reports, etc ...............  53
               SECTION 5.05.  Litigation and Other Notices .....................  55
               SECTION 5.06.  ERISA ............................................  55
               SECTION 5.07.  Maintaining Records; Access to Properties and
                              Inspections ......................................  56
               SECTION 5.08.  Use of Proceeds ..................................  56
               SECTION 5.09.  Pledge of Avista Capital, Inc ....................  56

VI.  NEGATIVE COVENANTS
               SECTION 6.01.  Liens ....................................... ....  57
               SECTION 6.02.  Mergers, Consolidations and Acquisitions..........  61
               SECTION 6.03.  Disposition of Assets.............................  62

Article        Section                                                            Page
-------        -------                                                            ----
               SECTION 6.04.  Consolidated Total Debt to Consolidated Total
                              Capitalization Ratio. ............................  63
               SECTION 6.05.  Consolidated Fixed Charge Coverage Ratio..........  63
               SECTION 6.06.  Public Utility Regulatory Borrowing Limits........  63
               SECTION 6.07.  Investments. .....................................  63
               VII.  EVENTS OF DEFAULT..........................................  64
               VIII. THE AGENT..................................................  67

IX.  MISCELLANEOUS
               SECTION 9.01.  Notices ..........................................  70
               SECTION 9.02.  Survival of Agreement ............................  71
               SECTION 9.03.  Binding Effect ...................................  71
               SECTION 9.04.  Successors and Assigns ...........................  71
               SECTION 9.05.  Expenses; Indemnity ..............................  75
               SECTION 9.06.  Right of Setoff ..................................  76
               SECTION 9.07.  Applicable Law ...................................  77
               SECTION 9.08.  Waivers; Amendment ...............................  77
               SECTION 9.09.  Interest Rate Limitation .........................  78
               SECTION 9.10.  Entire Agreement .................................  78
               SECTION 9.11.  Waiver of Jury Trial .............................  78
               SECTION 9.12.  Severability .....................................  78
               SECTION 9.13.  Counterparts .....................................  79
               SECTION 9.14.  Headings..........................................  79
               SECTION 9.15.  Jurisdiction; Consent to Service of Process ......  79
               SECTION 9.16.  Pledge Release Date ..............................  80

References
----------

Exhibit A      Form of Note
Exhibit B      Form of Assignment and Acceptance
Exhibit C      Form of Administrative Questionnaire
Exhibit D      Form of Opinion of Counsel for the Borrower
Schedule 2.01  Banks
Schedule 3.14  Significant Subsidiaries

Article            Section                                                        Page
-------            -------                                                        ----
Schedule 4.02(b)   Statutes and Orders of Governmental Authorities

                   AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 31,
               2001, among AVISTA CORPORATION, a Washington corporation (herein called the "Borrower"), the banks listed in Schedule 2.01 (the "Banks"), TORONTO DOMINION (TEXAS), INC., as agent for the Banks (in such capacity, the "Agent"), and THE BANK OF NEW YORK, as documentation agent (the "Documentation Agent").

            Pursuant to the Pre-Restatement Credit Agreements (as defined herein), certain banks have extended credit to, and/or issued letters of credit on behalf of, the Borrower. The Borrower has requested that the Pre-Restatement Credit Agreements be amended, restated and combined in the form of this Agreement and that the Banks extend credit to the Borrower in order to enable the Borrower to borrow on a standby revolving credit basis and obtain letters of credit on and after the date hereof, at any time prior to the Expiration Date (as defined herein) in a principal amount not in excess of $220,000,000 at any time outstanding (subject to a possible increase to $260,000,000, as provided in Section 2.01(b) below). The proceeds of such borrowings and such letters of credit are to be used for general corporate purposes. In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I. DEFINITIONS

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

            "ABR" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

            "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

            "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

            "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit C.

            "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

            "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the greater of (a) the Prime Rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) in effect on such day and (b) the sum of (i) the Federal Funds Effective Rate in effect for such day plus (ii) 1/2 of 1%. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

            "Applicable Percentage" shall mean, with respect to any Bank, the percentage of the total Commitments represented by such Bank's Commitment. If the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

            "Applicable Rate" shall mean on any date, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the Commitment Fees, the Letter of Credit participation fees or the Utilization Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread," "Eurodollar Spread," "Commitment Fee", "Letter of Credit Participation Fees" or "Utilization Fees", as the case may be, based upon the Ratings or the Utilization Level, as the case may be:

            (a) Loan Spreads, Commitment Fee and Letters of Credit Participation
Fees:


                                                                           Letter of
                                 ABR      Eurodollar    Commitment    Credit Participation
        Ratings                Spread       Spread         Fee                Fees
        -------                ------     ----------    ----------    --------------------
  Level 1                      0.000%     1.0000%       0.200%          1.0000%

  BBB+ or greater by
  S&P; and Baa1 or
  greater by Moody's

                                                                           Letter of
                                 ABR      Eurodollar    Commitment    Credit Participation
        Ratings                Spread       Spread         Fee                Fees
        -------                ------     ----------    ----------    --------------------
Level 2                        0.250%     1.250%        0.250%           1.250%

BBB by S&P; and
Baa2 by Moody's

Level 3                        0.500%     1.500%        0.400%           1.500%

BBB- by S&P; and
Baa3 by Moody's

Level 4                        0.875%     1.875%        0.500%           1.875%

BB+ by S&P; and Ba1
by Moody's

Level 5                        1.250%     2.250%        0.700%           2.250%

Lower than BB+ by
S&P; and lower than
Ba1 by Moody's


        For purposes of the foregoing, (i) if the Ratings in effect on any date fall in different Levels, the Applicable Rate shall be determined on such date by reference to the inferior (numerically higher) Level, unless the Ratings differ by more than one Level, in which case the applicable Level shall be the Level next below the superior (numerically lower) of the two; (ii) if either Moody's or S&P shall not have in effect a Rating (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), then such rating agency will be deemed to have established a Rating in Level 5; and (iii) if any rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the day after the date on which such change is first announced by the rating agency making such change. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency.

        (b) Utilization Fees:

                         Utilization Level
                    (calculated as set forth in
                         Section 2.07(e))                       Utilization Fee
                    ---------------------------                 ---------------
            Level 1                                                 .15%

            >33% and [less than or equal to] 50%

            Level 2                                                 .25%

            >50% and [less than or equal to] 75%

            Level 3                                                 .50%

            >75%

            "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Bank and an assignee, and accepted by the Agent and the Borrower, in the form of Exhibit B or such other form as shall be approved by the Agent.

            "Attributable Debt" shall mean, in connection with any sale and leaseback transaction, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

            "Auction Bid" shall mean an offer by a Bank to make an Auction Loan in accordance with Section 2.04.

            "Auction Bid Rate" shall mean, with respect to any Auction Bid, the Margin for Eurodollar Auction Loans, the Fixed Rate for Fixed Rate Loans or the Delayed Fixed Rate for Delayed Fixed Rate Loans, as applicable, offered by the Bank in making such Auction Bid.

            "Auction Bid Request" shall mean a request by the Borrower for Auction Bids in accordance with Section 2.04.

            "Auction Facility" shall mean the facility described in Section
2.04.

            "Auction Loan" shall mean a Loan made pursuant to Section 2.04.

            "Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of the Expiration Date and the date of the termination of the Commitments.

            "Avista Utilities" means the operating division of the Borrower which represents all the regulated utility operations of the Borrower that are responsible for retail electric and natural gas distribution, electric transmission services and electric generation and production.

            "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

            "Borrowing" shall mean (a) a group of Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) an Auction Loan or group of Auction Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

            "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided that when used in connection with a Eurodollar Loan the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in dollars in the London interbank market.

            "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

            "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange

Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; provided, that no event described in clause (a) or clause (b) shall constitute a "Change in Control" if the senior secured long-term debt rating of the Borrower shall be at least BBB or higher by S&P and Baa2 or higher by Moody's immediately after giving effect to the transaction that would otherwise constitute a Change in Control.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Auction Loans.

            "Closing Date" shall mean the date of this Agreement.

            "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

            "Commitment" shall mean, with respect to each Bank, the commitment of such Bank to make Revolving Loans and to acquire participations in Letters of Credit hereunder as set forth in Sections 2.01 and 2.06, as the same may be reduced from time to time pursuant to Section 2.11.

            "Commitment Fee" shall have the meaning assigned to such term in
Section 2.07(a).

            "Consolidated Cash Flow" means, with respect to Avista Utilities or the Borrower and its consolidated subsidiaries, as applicable, for any four-fiscal-quarter period, Consolidated Net Income of (i) Avista Utilities or
(ii) the Borrower and its consolidated subsidiaries, as applicable, for such period (excluding earnings from any subsidiaries which have contractual restrictions on distributions) plus, without duplication and, in the case of clauses (a), (b), (c), (d) and (f), to the extent deducted in computing such Consolidated Net Income, the sum for such period of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) any extraordinary or non-recurring losses, (e) any decrease (on an after-tax basis) in gas and electric deferrals as of the last day of such period from the gas and electric deferrals as of the date that is 12 months earlier, (f) other non-cash items reducing such Consolidated Net Income, and (g) all cash on the balance sheet as of the last day of such period (net of all outstanding

Loans), minus, without duplication and, in the case of clauses (i) and (iii), to the extent added in computing such Consolidated Net Income, the sum of for such fiscal period of (i) any extraordinary or non-recurring gains, (ii) any increase (on an after-tax basis) in gas and electric deferrals as of the last day of such period over gas and electric deferrals as of the date that is 12 months earlier and (iii) other non-cash items increasing such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Fixed Charges" means, with respect to (i) Avista Utilities or (ii) the Borrower and its consolidated subsidiaries, as applicable, for any four-fiscal-quarter period, the aggregate of all payments by Avista Utilities or the Borrower and its consolidated subsidiaries, as applicable, for such period, that, in accordance with GAAP, are or should be included in interest paid, net of amounts capitalized, and capital lease interest paid reflected in the statement of cash flows for Avista Utilities or the Borrower and its consolidated subsidiaries, as applicable, less the amount of capital lease interest paid to Avista Utilities or the Borrower or any consolidated subsidiary, as applicable, for such period that is not reflected in Consolidated Cash Flow of Avista Utilities or the Borrower and its consolidated subsidiaries, as applicable, for such period, all as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Net Income" means, with respect to (i) Avista Utilities or (ii) the Borrower and its consolidated subsidiaries, as applicable, for any four-fiscal-quarter period, the net income or loss of Avista Utilities or the Borrower and its consolidated subsidiaries, as applicable, for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any person which has any contractual restriction on dividends and (b) the income or loss of any person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Borrower or any applicable subsidiary or the date that such person's assets are acquired by the Borrower or any applicable subsidiary.

            "Consolidated Total Capitalization" on any date means the sum, without duplication, of the following with respect to the Borrower and its consolidated subsidiaries: (a) total capitalization as of such date, as determined in accordance with GAAP, (b) the current portion of liabilities which as of such date would be classified in whole or part as long-term debt in accordance with GAAP (it being understood that the noncurrent portion of such liabilities is included in the total capitalization referred to in clause (a)),
(c) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), and (d) all other liabilities which would be classified as short-term debt in accordance with GAAP.

            "Consolidated Total Debt" on any date means the sum, without duplication, of the following with respect to the Borrower and its consolidated subsidiaries: (a) all liabilities which as of such date would be classified in whole or in part as long-term debt in accordance with GAAP (including the current portion thereof), (b) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), (c) all other liabilities which would be classified as short-term debt in accordance with GAAP, and (d) all Guarantees of or by the Borrower.

            "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

            "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

            "Delayed Fixed Rate" shall mean, with respect to any Auction Loan (other than a Eurodollar Auction Loan or a Fixed Rate Loan), the fixed rate of interest per annum specified by the Bank in making such Auction Loan in its related Auction Bid.

            "Delayed Fixed Rate Loan" shall mean an Auction Loan bearing interest at a Delayed Fixed Rate for which an Auction Bid Request is made two Business Days before the proposed date of borrowing.

            "dollars" or "$" shall mean lawful money of the United States of America.

            "Environmental Law" shall mean any and all applicable present and future treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of contaminants or noxious odor, including the Hazardous Materials Transportation Act, Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, Clean Air Act of 1970, as amended, Toxic Substances Control Act of

1976, Occupational Safety and Health Act of 1970, as amended, Emergency Planning and Community Right-to-Know Act of 1986, Safe Drinking Water Act of 1974, as amended, and any similar or implementing state law, and all amendments or regulations promulgated thereunder.

            "Equity Interests" shall mean shares of stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and all options, warrants or other rights to acquire any such equity ownership interests in a person.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

            "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

            "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

            "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

            "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

            "Eurodollar Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (i) the arithmetic average of rates at which dollar deposits approximately equal to the principal amount of the portion of such Eurodollar Loan to be made by The Toronto-Dominion Bank, and for a maturity equal to the applicable Interest Period, are offered to The Toronto-Dominion Bank for Eurodollars at approximately 10:00 a.m., New York City time, two Business Days prior to the commencement of such Interest Period and (ii) Statutory Reserves. In the event that such rate is not available at such time for any reason, then the "Eurodollar Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 10:00 a.m., New York City time, two Business Days prior to the commencement of such Interest Period.

            "Event of Default" shall have the meaning assigned to such term in
Article VII.

            "Expiration Date" shall mean May 29, 2002.

            "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as reported on such Business Day by the Federal Reserve Bank of New York, or, if such rate is not so reported for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

            "Fees" shall mean the Commitment Fee and the other fees referred to in Section 2.07.

            "Financial Officer" of any corporation shall mean the chief financial officer or Treasurer of such corporation.

            "First Mortgage" shall mean the Mortgage and Deed of Trust dated as of June 1, 1939, made by the Borrower in favor of Citibank, N.A., as successor Trustee, as the same has been amended, modified or supplemented to date and as the same may be further amended, modified or supplemented from time to time hereafter.

            "Fixed Rate" shall mean, with respect to any Auction Loan (other than a Eurodollar Auction Loan or a Delayed Fixed Rate Loan), the fixed rate of interest per annum specified by the Bank making such Auction Loan in its related Auction Bid.

            "Fixed Rate Loan" shall mean an Auction Loan bearing interest at a Fixed Rate for which an Auction Bid Request is made on the day of the proposed borrowing.

            "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

            "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

            "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

            "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited, if such obligations are without recourse to such person, to the lesser of the principal amount of such Indebtedness or the fair market value of such property, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the amount that would be payable upon the acceleration, termination or liquidation thereof) and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

            "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (a) in the case of a Eurodollar Borrowing with an

Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing and (b) in the case of a Fixed Rate Borrowing or Delayed Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable auction Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Auction Bid Request as Interest Payment Dates with respect to such Borrowing.

            "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Expiration Date, and
(iii) the date such Borrowing shall be repaid or prepaid in accordance with
Section 2.12 and (c) with respect to any Fixed Rate Borrowing or Delayed Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Auction Bid Request; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

            "Issuing Bank" shall mean The Toronto-Dominion Bank in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

            "LC Disbursement" shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

            "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Bank at any time shall be its Applicable Percentage of the total LC Exposure at such time.

            "Letter of Credit" shall mean any letter of credit issued pursuant to this Agreement.

            "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loan Documents" shall mean this Agreement, the Pledge Agreement, any Notes and any Letter of Credit applications referred to in Section 2.06(a).

            "Loans" shall mean loans made by the Banks to the Borrower pursuant to this Agreement.

            "Margin" shall mean, with respect to any Auction Loan bearing interest at a rate based on the Eurodollar Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurodollar Rate to determine the rate of interest applicable to such Loan, as specified by the Bank making such Loan in its related Auction Bid.

            "Margin Stock" shall have the meaning given such term under Regulation U.

            "Material Adverse Effect" shall mean an effect on the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole which could reasonably be expected to have a material adverse effect on the creditworthiness of the Borrower.

            "Moody's" shall mean Moody's Investors Service, Inc.

            "Notes" shall mean any promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing Loans, as may be delivered pursuant to Section 2.05.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

            "person" shall mean a corporation, association, partnership, trust, limited liability company, organization, business, individual or government or governmental agency or political subdivision thereof.

            "Plan" shall mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 or the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

            "Pledge Agreement" shall mean the Amended and Restated Pledge Agreement dated the date hereof between the Borrower and the Agent relating to the pledge of all the outstanding Equity Interests in Avista Capital, Inc., to the Agent for the benefit of the Agent and the Banks.

            "Pledge Release Date" shall mean the earlier of (a) the first date on which the Rating from S&P shall be not less than A- and the Rating from Moody's shall be not less than A3 and (b) the date on which the Borrower sells, transfers or otherwise disposes of all the Equity Interests in Avista Capital, Inc., in a transaction not prohibited by this Agreement.

            "Pre-Restatement Credit Agreements" shall mean each of the Revolving Credit Agreement ($120,000,000) (364 Day) and the Revolving Credit Agreement ($140,000,000) (364 Day), in each case, among the Borrower, the banks named therein, Toronto Dominion (Texas), Inc., Bank of America, N.A., and The Bank of New York, dated as of June 26, 2000, and as in effect prior to its amendment, restatement and combination hereby.

            "Prime Rate" shall mean the rate of interest per annum adopted from time to time by The Toronto-Dominion Bank at its principal office in New York City as its prime rate. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is adopted.

            "Ratings" shall refer to the ratings of Moody's and S&P applicable to the Borrower's senior unsecured long-term debt obligations.

            "Register" shall have the meaning given to such term in Section 9.04(d).

            "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof and shall include any successor or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

            "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Reportable Event" shall mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the
Code).

            "Required Banks" shall mean, at any time, Banks having Revolving Credit Exposures representing at least 66-2/3% of the aggregate Revolving Exposures or, if there shall be no Revolving Credit Exposure, Banks having Commitments representing at least 66-2/3% of the aggregate Commitments. For purposes of declaring the Loans to be due and payable pursuant to Article VII and of demanding the deposit of cash collateral pursuant to Section 2.06(i), and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Auction Loans of the Banks shall be included in their respective Revolving Credit Exposure in determining the Required Banks.

            "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

            "Revolving Credit Exposure" shall mean, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank's Revolving Loans and its LC Exposure at such time.

            "Revolving Loan" shall mean a Loan made pursuant to Section 2.03.

            "RTO Transaction" shall mean any sale, transfer or other disposition of transmission assets entered into in connection with the formation of a regional transmission organization pursuant to or in a manner consistent with regulatory requirements applicable to the Borrower.

            "S&P" shall mean Standard & Poor's Ratings Services.

            "Significant Subsidiary" shall mean a Subsidiary meeting any one of the following conditions: (a) the investments in and advances to such Subsidiary by the Borrower and the other Subsidiaries, if any, as at the end of the Borrower's latest fiscal quarter exceeded 10% of the total assets of the Borrower and its Subsidiaries at such date, computed and consolidated in accordance with GAAP; or (b) the Borrower's and the other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such Subsidiary as at the end of the Borrower's latest fiscal quarter exceeded 10% of the total assets of the Borrower and its Subsidiaries at such date, computed and consolidated in accordance with GAAP; or (c) the equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary for the period of four consecutive fiscal quarters ending at the end of the Borrower's latest fiscal quarter exceeded 10% of such income of the Borrower and its Subsidiaries for such period, computed and consolidated in accordance with GAAP; or (d) such Subsidiary is the parent of one or more Subsidiaries and, together with such Subsidiaries would, if considered in the aggregate, constitute a Significant Subsidiary.

            "Statutory Reserves" shall mean a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves) with respect to Eurodollar funding (including with respect to Eurocurrency Liabilities as defined in Regulation D) in an amount approximately equal to the respective Eurodollar Loan and with a term approximately equal to the Interest Period for such Eurodollar Loan expressed as a decimal established by the Board or by any other United States banking authority to which the Agent is subject. Such reserve percentages shall include, without limitation, those imposed under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "subsidiary" shall mean, for any person (the "Parent"), any corporation, partnership or other entity of which securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by the Parent or one or more of its subsidiaries or by the Parent and one or more of its subsidiaries.

            "Subsidiary" shall mean a subsidiary of the Borrower.

            A "Subsidiary Event" shall mean the following; provided, however, that a Subsidiary Event shall not be deemed to have occurred if the Banks have previously consented thereto:

               (a) any Significant Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) as if such section applied to such Significant Subsidiary, with all references therein to the Borrower being deemed references to such Significant Subsidiary;

               (b) any Significant Subsidiary shall fail to observe or perform any covenant, condition or agreement in Sections 5.01(b), 5.02, 5.03 or
        5.07 as if such sections applied to such Significant Subsidiary, with all references therein to the Borrower being deemed references to such Significant Subsidiary, and such default shall continue unremedied for a period of 30 days after notice thereof from the Agent or any Bank to the Borrower;

               (c) any Significant Subsidiary shall:

                   (i) merge into or consolidate with any other person, or
               permit any other person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other person) other than acquisitions in the ordinary course of such Significant Subsidiary's business, except that if, at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, then
               (A) such Significant Subsidiary may (i) merge with or into, or consolidate with, any Subsidiary or (ii) merge with or into, or consolidate with, the Borrower in a transaction in which the Borrower is the surviving corporation, (B) such Significant Subsidiary may purchase, lease or otherwise acquire from any Subsidiary all or substantially all of its assets and may purchase or otherwise acquire all or substantially all of the capital stock of any person who immediately thereafter is a Subsidiary, (C) such Significant Subsidiary may merge with or into, or consolidate with, any other person so long as the assets of such person at the time of such consolidation or merger, do not exceed 10% of the total assets of the Borrower and its Subsidiaries, after giving effect to such merger or consolidation, computed and consolidated in accordance with GAAP consistently applied, and (D) such Significant Subsidiary may purchase, lease or otherwise acquire any or all of the assets of any other person (and may purchase or otherwise acquire the capital stock of any other person) so long as the assets being purchased, leased or acquired (or the Significant Subsidiary's proportionate share of the assets of the person whose capital stock is being acquired) do not exceed 10% of the total assets of the Borrower and its Subsidiaries, after giving effect to such acquisition, computed and consolidated in accordance with GAAP consistently applied, or

                   (ii) sell, lease, transfer, assign or otherwise dispose of
               (in one transaction or in a series of transactions), in any fiscal year, assets (whether now owned or hereafter acquired) which, together with the amount of all sales, leases, transfers, assignments or dispositions by the Borrower permitted under
               Section 6.03 (other than sales, leases, transfers, assignments or other dispositions permitted under clauses (i) through (vi) of such Section), are in excess of 10% of the assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal year, computed and consolidated in accordance with GAAP consistently applied, except (A) a Significant Subsidiary may sell, lease, transfer, assign or otherwise dispose of, in any fiscal year, assets in the ordinary course of business which, together with the amount of all sales, leases, transfers, assignments or dispositions in the ordinary course permitted under Section 6.03(i), do not exceed 5% of the assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal year, computed and consolidated in accordance with GAAP consistently applied, (B) to the extent permitted in clause
               (c)(i) above and (C) any Significant Subsidiary may sell, lease, transfer, assign or otherwise dispose of, or create, incur, assume or permit to exist Liens on, receivables and related properties or interests therein;

provided, however, that, notwithstanding anything in this clause (c) to the contrary, a Subsidiary Event shall not be deemed to have occurred and shall not constitute an Event of Default under paragraph (k) of Article VII if, after giving effect to the consummation of any transaction contemplated by clause
(c)(i) or (c)(ii) hereof, such Significant Subsidiary shall have or shall be deemed to have a ratio of total long-term Indebtedness to total stockholders' equity equal to or less than 1.5 to 1.0.

            "Transactions" shall have the meaning assigned to such term in
Section 3.02.

            "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall mean, in the case of a Revolving Loan or Borrowing, the Eurodollar Rate and the Alternate Base Rate or, in the case of an Auction Loan or Borrowing, the Eurodollar Rate, Fixed Rate or Delayed Fixed Rate.

            "Utilization Fee" shall have the meaning assigned to such term in
Section 2.07.

            SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II. THE CREDITS

            SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the date of this Agreement, and until the earlier of the Expiration Date and the termination of the Commitment of such Bank in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the Revolving Credit Exposure of any Bank exceeding the Commitment set forth opposite its name in Schedule
2.01 hereto, as the same may be reduced from time to time pursuant to Section 2.11, or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Auction Loans exceeding the total Commitments.

            (b) On not more than two occasions the Borrower may by written notice to the Administrative Agent cause New Banks (as defined below) to assume Commitments in an aggregate amount not in excess of $40,000,000 in the aggregate (the "New Commitments"). Each such notice shall specify (i) the date (each a "Transition Date") on which the Borrower proposes that New Commitments shall become effective, which shall be not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each person that has agreed to assume any portion of such New Commitments (each a "New Bank") and the amount of such New Commitments allocated to such New Bank. Subject only to there not existing any Default or Event of Default on such Transition Date before or after giving effect to such New Commitments, such New Commitments shall become effective as of such Transition Date and, if any Revolving Loans are outstanding on such Transition Date, each Bank shall assign to the New Banks, and each of the New Banks shall purchase from the Banks, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Transition Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by Banks and New Banks ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments. The Administrative Agent shall notify the Banks promptly upon receipt of the Borrower's notice thereof of each Transition Date and in respect thereof the New Commitments, the New Banks and, in the case of each notice to any Bank, the respective interests in such Bank's Revolving Loans subject to the assignments contemplated by the immediately preceding sentence. In the event that any Bank shall incur any breakage cost as a result of making any such assignment, or that any New Bank shall incur any reverse breakage cost as a result of taking any such assignment, the Borrower shall indemnify it for such cost, calculated as contemplated by Section 2.15 in the case of breakage costs and calculated based upon the difference between the

Eurodollar Rate applicable to each assigned Revolving Loan and the cost to the New Bank of funding its assigned interests in the case of reverse breakage costs. It is expressly understood that no Bank shall have any obligation to agree to an increase in the amount of the Commitment pursuant to this Section.

            (c) Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Revolving Loans on or after the date of this Agreement and prior to the Expiration Date, subject to the terms, conditions and limitations set forth herein.

            SECTION 2.02. Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Banks ratably in accordance with their Commitments. Each Auction Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Bank to make any Loan required to be made hereunder shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other Bank). The Loans comprising each Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000.

            (b) Subject to Section 2.10, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03, and (ii) each Auction Borrowing shall be comprised entirely of Eurodollar Loans, Fixed Rate Loans or Delayed Fixed Rate Loans as the Borrower may request in accordance with Section 2.04. Each Bank may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or any applicable Note. Borrowings of more than one Type or Class may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than seven separate Eurodollar Loans of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

            (c) Subject to paragraph (e) below, each Bank shall make a Revolving Loan in the amount of its pro rata portion, as determined under Section 2.16, or, if an Auction Loan, in the relevant amount as determined under Section 2.04, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in Houston, Texas, not later than 2:00 p.m., New York City time, and the Agent shall by 3:00 p.m., New York City time, make available to the Borrower in immediately available funds the amounts so received
(i) by wire transfer for credit to the account of the Borrower with Bank of America, N.A., Account Number 12332-29152; ABA # 121000358, or (ii) as otherwise specified by the Borrower in its notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks. Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Expiration Date.

            (e) The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type or Class, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section
2.05 or 2.12, as applicable, with the proceeds of a new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Banks to the Agent or by the Agent to the Borrower pursuant to paragraph (c) above.

            SECTION 2.03. Notice of Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall give the Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify
(i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business
Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this Section 2.03 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Agent shall promptly advise the Banks of any notice given pursuant to this Section 2.03 and of each Bank's portion of the requested Borrowing.

            SECTION 2.04. Auction Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Auction Bids and may (but shall not have any obligation to) accept Auction Bids and borrow Auction Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Auction Loans at any time shall not exceed the total Commitments. To request Auction Bids, the Borrower shall notify the Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, in the case of a Fixed Rate Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing, or, in the case of a Delayed Fixed Rate Borrowing, not later than 2:00 p.m., New York City time, two Business Days before the date for the proposed Borrowing; provided that the Borrower may submit up to (but not more than) (i) 1 Eurodollar Auction Bid Request and (ii) 1 Fixed Rate Auction Bid Request or 1 Delayed Fixed Rate Auction Bid Request on the same day. Each such telephonic Auction Bid Request shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Auction Bid Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Auction Bid Request shall specify the following information in compliance with Section 2.02:

               (i)    the aggregate amount of the requested Borrowing;

               (ii) the date of such Borrowing, which shall be a Business Day;

               (iii) whether such Borrowing is to be a Eurodollar Borrowing, a Fixed Rate Borrowing, or a Delayed Fixed Rate Borrowing;

               (iv) the Interest Period (or Interest Periods) to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

               (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
        Section 2.02.

            (b) Following receipt of an Auction Bid Request in accordance with this Section, the Agent shall notify the Banks of the details thereof by telecopy, inviting the Banks to submit Auction Bids in the case of a Eurodollar Auction Bid Request, no later than 2:00 p.m., New York City time, four Business Days before the proposed date of the Borrowing, in the case of a Fixed Rate Auction Bid Request, no later than 2:00 p.m., one Business Day before the proposed date of the Borrowing, and, in the case of a Delayed Fixed Rate Bid Request, not later than 3:00 p.m., New York City time, two Business Days before the proposed date of the Borrowing.

            (c) Each Bank may (but shall not have any obligation to) make one or more Auction Bids to the Borrower in response to an Auction Bid Request. Each Auction Bid by a Bank must be in a form approved by the Agent and must be received by the Agent by telecopy, in the case of a Eurodollar Auction Borrowing, not later than 12:00 (noon), New York City time, three Business Days before the proposed date of such Auction Borrowing, in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of such Auction Borrowing, and, in the case of a Delayed Fixed Rate Bid, not later than 12:00 (noon), New York City time, one Business Day before the proposed date of such Auction Borrowing. Auction Bids that do not conform substantially to the form approved by the Agent may be rejected by the Agent, and the Agent shall notify the applicable Bank as promptly as practicable. Each Auction Bid shall specify (i) the principal amount (which shall be an integral multiple of $1,000,000 and which may equal the entire principal amount of the Auction Borrowing requested by the Borrower) of the Auction Loan or Loans that the Bank is willing to make, (ii) the Auction Bid Rate or Rates at which the Bank is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof in accordance with the Auction Bid Request.

            (d) The Agent shall promptly notify the Borrower by telecopy of the Auction Bid Rate and the principal amount specified in each Auction Bid and the identity of the Bank that shall have made such Auction Bid.

            (e) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Auction Bid. The Borrower shall notify the Agent by telephone, confirmed by telecopy in a form approved by the Agent, whether and to what extent it has decided to accept or reject each Auction Bid, in the case of a Eurodollar Auction Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Auction Borrowing, in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, on the proposed date of the Auction Borrowing, and, in the case of a Delayed Fixed Rate Borrowing, not later than 1:00 p.m., New York City time, one Business day before the date of the proposed Auction Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Auction Bid, (ii) the Borrower shall not accept an Auction Bid made at a particular Auction Bid Rate if the Borrower rejects an Auction Bid made at a lower Auction Bid Rate, (iii) the aggregate amount of the Auction Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Auction Borrowing specified in the related Auction Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Auction Bids at the same Auction Bid Rate in part, which acceptance, in the case of multiple Auction Bids at such Auction Bid Rate, shall be made pro rata in accordance with the amount of each such Auction Bid, and (v) except pursuant to clause (iv) above, no Auction Bid shall be accepted for an Auction Loan unless such Auction Loan is in an integral multiple of $1,000,000. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

            (f) The Agent shall notify each bidding Bank by telephone and telecopy whether or not its Auction Bid has been accepted (and, if so, the amount and Auction Bid Rate so accepted) in the case of Eurodollar Auction Loans, by 3:00 p.m., New York City time, three Business Days before the borrowing date, in the case of Fixed Rate Loans, by 12:00 (noon), New York City time, on the borrowing date, and, in the case of Delayed Fixed Rate Loans, by 3:00 p.m., New York City time, one Business Day before the Borrowing Date. Each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Auction Loan in respect of which its Auction Bid has been accepted.

            (g) If the Agent shall elect to submit an Auction Bid in its capacity as a Bank, it shall submit such Auction Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Banks are required to submit their Auction Bids to the Agent pursuant to paragraph (b) of this Section.

            SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay each Bank the then unpaid principal amount of each Loan of such Bank on the last day of the Interest Period applicable to such Loan and on the Expiration Date. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.08.

            (b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

            (c) The Agent shall maintain accounts in which it shall record (i) the amount and date of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, interest or fees due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any principal, interest or fees received by the Agent hereunder for the account of the Banks and each Bank's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

            (e) Any Bank may request that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Bank a Note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered Note, to such payee and its registered assigns).

            SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Auction Loans shall not exceed the total Commitments.

            (c) Expiration Date. Each Letter of Credit shall expire not later than the close of business on the date that is five Business Days prior to the Expiration Date.

            (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Banks, the Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Bank's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason to the extent received by such Bank. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 (noon), New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that ,if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Agent shall notify each Bank of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Bank's Applicable Percentage thereof. Promptly following receipt of such notice, each Bank shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Bank (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Banks. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

            (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Agent, the Banks nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or wilful misconduct. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder;

provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Banks with respect to any such LC Disbursement.

            (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.09 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

            (i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent, at the request of the Required Banks, demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Banks, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

            SECTION 2.07. Fees. (a) The Borrower agrees to pay to each Bank, through the Agent, on the first Business Day of January, April, July and October, in each year, and on the date on which the Commitment of such Bank shall be terminated as provided herein, a commitment fee at the Applicable Rate (a "Commitment Fee") on the average daily unused amount of the Commitment of such Bank during the preceding quarter (or shorter period commencing with the date hereof or ending with the Expiration Date or the date on which the Commitment of such Bank shall be terminated); provided, that, for purposes of determining the Commitment Fee, the undrawn portion of the Commitments shall not be deemed to be reduced by the amount of any borrowing under the Auction Facility. The Commitment Fees shall accrue on each day at a rate per annum equal to the Applicable Rate in effect on such day. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as appropriate. The Commitment Fee due to each Bank shall commence to accrue on the date of this Agreement and shall cease to accrue on the date on which the Commitment of such Bank shall be terminated as provided herein.

            (b) The Borrower agrees to pay (i) to the Agent for the account of each Bank a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate on the average daily amount of such Bank's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Bank's Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and
(ii) to the Issuing Bank a fronting fee for Letters of Credit, which shall accrue at the rate per annum of .125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 or

366 days, as appropriate and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c) The Borrower agrees to pay to the Agent, for its own account, the fees separately agreed between the Agent and the Borrower.

            (d) The Borrower agrees to pay the Agent, for its own account, $1,000 for each Auction Bid Request the Borrower makes, payable the day on which the Auction Bid Request is made.

            (e) For any day on which the outstanding principal amount of Loans and the LC Exposure shall be greater than 33% of the total Commitments, the Borrower shall pay to the Administrative Agent for the account of each Bank a utilization fee (a "Utilization Fee") on the aggregate amount on such day of such Bank's outstanding Loans and such Bank's Applicable Percentage of the LC Exposure at a rate per annum equal to the Applicable Rate in effect for such day based on the percentage of the outstanding total Commitments represented on such day by the aggregate outstanding principal amount of Loans and the total LC Exposures. The Utilization Fees, if any, in respect of any fiscal quarter shall be payable in arrears on the first Business Day following each March 31, June 30, September 30 and December 31, on the date on which the Commitments terminate and on any later date on which the Loans are repaid in full or on which the LC Exposure is terminated; provided, however, that if the Utilization Fee should be payable on a day other than a Business Day, such date of payment shall be extended to the next succeeding Business Day. All Utilization Fees shall be computed on the basis of a year of 365 or 366 days, as appropriate, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (f) All Fees shall be paid on the dates due, in immediately available funds, to the Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, if and as appropriate, among the Banks. Once paid, none of the Fees shall be refundable under any circumstances.

            SECTION 2.08. Interest on Loans. (a) Subject to the provisions of
Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

            (b) Subject to the provisions of Section 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) (i) in the case of a Eurodollar Revolving Loan at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or
(ii) in the case of a Eurodollar Auction Loan, at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Margin applicable to such Loan.

            (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan. Each Delayed Fixed Rate Loan shall bear interest at the Delayed Fixed Rate applicable to such Loan.

            (d) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.09. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus the Applicable Rate plus 2%.

            SECTION 2.10. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent shall have in good faith determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the majority in interest of the Banks of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Banks. In the event of any such determination, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall, until the Agent shall have advised the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an

ABR Borrowing and (ii) any request by the Borrower for a Eurodollar Auction Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Banks, then requests by Borrower for Eurodollar Auction Borrowings may be made to Banks that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Each determination by the Agent hereunder shall be conclusive absent manifest error.

            SECTION 2.11. Termination, Reduction and Extension of Commitments.
(a) The Commitments shall be automatically terminated on the Expiration Date.

            (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the unused portion of the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Auction Loans would exceed the total Commitments.

            (c) Each reduction in the Commitments hereunder shall be made ratably among the Banks in accordance with their respective applicable Commitments. The Borrower shall pay to the Agent for the account of the Banks, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

            (d) The Borrower may request an extension of this Agreement upon 60 days' prior written notice to the Agent; provided, that, such extension will be at the sole option of the Banks and will require the written agreement of each Bank in order to become effective.

            SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000, and that the Borrower shall not have the right to prepay any Auction Loan without the prior consent of the Bank thereof.

            (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.11, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the aggregate principal amount of the Revolving Credit Exposures plus the aggregate principal amount of Auction Loans outstanding will not exceed the aggregate Commitments after giving effect to such termination or reduction.

            (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this
Section 2.12 shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

            SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement there is adopted any new law, rule or regulation or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) which shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Bank (except any such reserve requirement which is reflected in the Eurodollar Rate) or shall impose on such Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder or under any Notes (whether of principal, interest or otherwise) in respect of Eurodollar Loans by an amount deemed by such Bank to be material, then the Borrower will pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered. It is acknowledged that this Agreement is being entered into by the Banks on the understanding that the Banks will not be required to maintain capital against their Commitments under currently applicable laws, regulations and regulatory guidelines. In the event Banks shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Banks will be entitled to make claims under this paragraph based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

            (b) If any Bank shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted after the date hereof regarding capital adequacy, or any change in any of the foregoing or the adoption after the date hereof of any change in any law, rule, regulation, agreement or guideline existing on the date hereof or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Bank pursuant hereto to a level below that which such Bank or such Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

            (c) A certificate of each Bank setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified in paragraph (a) or (b) above, as the case may be, and the manner in which such Bank has determined the same, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

            (d) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

            SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision herein, if any change in, or adoption of, any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any

Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Bank may:

               (i) declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Bank only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

               (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Bank shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Bank or the converted Eurodollar Loans of such Bank shall instead be applied to repay the ABR Loans made by such Bank in lieu of, or resulting from the conversion of, such Eurodollar Loans.

            (b) For purposes of this Section 2.14, a notice to the Borrower by any Bank shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan.

            SECTION 2.15. Indemnity. The Borrower shall indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Eurodollar Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to refinance any Eurodollar Loan hereunder after irrevocable notice of such borrowing or refinancing has been given pursuant to Sections 2.03 and 2.04, (c) any payment or prepayment of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto or (d) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Bank, of (i) its cost of obtaining the funds for the Eurodollar Loan being paid, prepaid, converted or not borrowed (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Bank setting forth any amount or amounts which such Bank is entitled to receive pursuant to this Section, and the manner in which such Bank has determined the same, shall be delivered to the Borrower and shall be conclusive absent manifest error.

            SECTION 2.16. Pro Rata Treatment. Except as required under Sections
2.04 and 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Borrowing of any Type shall be allocated pro rata among the Banks in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Bank agrees that in computing such Bank's portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Bank's percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole dollar amount.

            SECTION 2.17. Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Loan or Revolving Loans or participations in LC Disbursements as a result of which the unpaid principal portion of its Revolving Loans or participations in LC Disbursements shall be proportionately less than the unpaid principal portion of the Revolving Loans or participations in LC Disbursements of any other Bank, it shall be deemed simultaneously to have purchased from such other Bank at face value, and shall promptly pay to such other Bank the purchase price for, a participation in the Revolving Loans or participations in LC Disbursements of such other Bank, so that the aggregate unpaid principal amount of the Revolving Loans and participations in Revolving Loans and in LC Disbursements held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans and participations in LC Disbursements then outstanding as the principal amount of its Revolving Loans and participations in LC Disbursements prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans and participations in LC Disbursements outstanding prior to such exercise of banker's lien, setoff or counter-claim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Revolving Loan or in an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Bank by reason thereof as fully as if such Bank had made a Loan directly to the Borrower in the amount of such participation.

            SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or reimbursements of LC Disbursements or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in dollars to the Agent at its offices at 909 Fannin, Suite 1700, Houston, Texas, in immediately available funds.

            (b) Whenever any payment (including principal of or interest on any Borrowing or reimbursements of LC Disbursements or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

            SECTION 2.19. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Agent, any Bank or the Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity being called a "Transferee")) and franchise taxes imposed on the Agent, any Bank or the Issuing Bank (or Transferee) by the United States or any jurisdiction under the laws of which the Agent, any such Bank or the Issuing Bank (or such Transferee) or the applicable lending office, is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Banks or the Issuing Bank (or any Transferee) or the Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions of Taxes (including deductions applicable to additional sums payable under this Section 2.19) such Bank or the Issuing Bank (or such Transferee) or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions of Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Bank shall be entitled to receive any greater payment under this paragraph (a) than such Bank would have been entitled to receive with respect to the rights assigned, participated or other wise transferred except to the extent that such greater payment arises from circumstances not in existence at the time such assignment, participation or transfer shall have been made.

            (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

            (c) The Borrower will indemnify each Bank (or Transferee), the Issuing Bank (or Transferee) and the Agent for the full amount of any Taxes and Other Taxes paid by such Bank (or such Transferee), the Issuing Bank (or such Transferee) or the Agent, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Bank or the Issuing Bank (or Transferee) or the Agent, as the case may be, makes written demand therefor. If a Bank or the Issuing Bank (or Transferee) or the Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.19, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If any Bank or the Issuing Bank (or Transferee) or the Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.19, it shall promptly notify the Borrower of such refund and shall repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section
2.19 with respect to such refund) within 30 days (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), net of all reasonable out-of-pocket expenses of such Bank and without interest (other than interest included in such refund); provided that the Borrower, upon the request of such Bank or the Issuing Bank (or such Transferee) or the Agent, agrees to return such refund (plus penalties, interest or other charges) to such Bank or the Issuing Bank (or such Transferee) or the Agent in the event such Bank or the Issuing Bank (or such Transferee) or the Agent is required to repay such refund. Nothing contained in this paragraph (c) shall require any Bank or the Issuing Bank (or Transferee) or the Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential); provided that Borrower, at its expense, shall have the right to receive an opinion from a firm of independent public accountants of recognized national standing acceptable to the Borrower that the amount due hereunder is correctly calculated.

            (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Bank or the Issuing Bank (or Transferee) or the Agent, the Borrower will furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt received by the Borrower evidencing payment thereof.

            (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

            (f) On or prior to the execution of this Agreement and on or before the transfer to a Transferee, the Agent shall notify the Borrower of each Bank's or the Issuing Bank's (or Transferee's) address. On or prior to the Banks' or the Issuing Bank's (or Transferee's) first Interest Payment Date, and from time to time as required by law, each Bank or the Issuing Bank (or Transferee) that is not a United States Person within the meaning of Section 770(a)(30) of the Code (a "Non-U.S. Person") shall, if legally able to do so, deliver to the Borrower and the Agent (i) one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI, (ii) if claiming exemption from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, one duly completed and executed copy of a United States Internal Revenue Service Form W-8BEN and a certificate representing that such Non-U.S. Person is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) or (iii) any successor applicable form of any thereof, establishing in each case that such Bank or Issuing Bank (or Transferee) is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that such payments hereunder or under any Notes are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower shall withhold taxes from such payments at the applicable statutory rate.

            (g) The Borrower shall not be required to pay any additional amounts to any Bank or the Issuing Bank (or Transferee) in respect of United States Federal withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank or such Issuing Bank (or Transferee) to comply with the provisions of paragraph (f) above; provided, however, that the Borrower shall be required to pay those amounts to any Bank or the Issuing Bank (or Transferee) that it was required to pay hereunder prior to the failure of such Bank or such Issuing Bank (or Transferee) to comply with the provisions of such paragraph (f).

            SECTION 2.20. Termination or Assignment of Commitments Under Certain Circumstances. (a) Any Bank or the Issuing Bank (or Transferee) claiming any additional amounts payable pursuant to Section 2.13 or Section 2.19 or exercising its rights under Section 2.14 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Bank or such Issuing Bank, be otherwise disadvantageous to such Bank or such Issuing Bank (or Transferee).

            (b) In the event that any Bank shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, or the Borrower shall be required to make additional payments under Section 2.19 to any Bank or the Issuing Bank (or Transferee) or to the Agent with respect to any Bank or the Issuing Bank (or Transferee), the Borrower shall have the right, at its own expense, upon notice to such Bank or the Issuing Bank (or Transferee) and the Agent (and, if a Commitment is being assigned, the Issuing Bank), (a) to terminate the Commitment of such Bank or such Issuing Bank (or Transferee) or

(b) to require such Bank or the Issuing Bank (or Transferee) to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement (other than any outstanding Auction Loans) to another financial institution which shall assume such obligations; provided that (i) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the Borrower or the assignee, as the case may be, shall pay to the affected Bank or the Issuing Bank (or Transferee) in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder and, in the case of a termination or assignment by the Issuing Bank, shall cause all Letters of Credit to be surrendered for cancelation on or prior to the date of such termination or assignment.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES

            The Borrower represents and warrants to each of the Banks that:

            SECTION 3.01. Organization; Powers. Each of the Borrower and the Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

            SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents and the borrowings hereunder (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation the violation of which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Banks under the Loan Documents, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Significant Subsidiary, (B) any order of any Governmental Authority the violation of which could reasonably be expected to impair the validity or enforce ability of this Agreement or any other Loan Document, or materially impair the rights of or benefits available to the Banks under the Loan Documents, or (C) any provision of any indenture or other material agreement or instrument evidencing or relating to borrowed money to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound in a manner which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Banks under the Loan Documents, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument in a manner which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Banks under the Loan Documents or (iii) result in the creation or imposition under any such indenture, agreement or other instrument of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower.

            SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

            SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

            SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Banks its consolidated balance sheets and statements of income and statements of cash flow as of and for the fiscal year ended December 31, 2000, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and as of and for the three-month fiscal period ended March 31, 2001, certified by a Financial Officer of the Borrower. Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto, together with the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, reflect all liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof which are material on a consolidated basis. Such financial statements were prepared in accordance with GAAP applied (except as noted therein) on a consistent basis.

            SECTION 3.06. No Material Adverse Change. Except as disclosed in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, in the Borrower's Form 10-Q for the fiscal quarter ended March 31, 2001 and in any document filed after March 31, 2001, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, there has been no change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2000, which could reasonably be expected to have a material adverse effect on the creditworthiness of the Borrower.

            SECTION 3.07. Litigation; Compliance with Laws. (a) Except as set forth in the Annual Report of the Borrower on Form 10-K for the year ended December 31, 2000, in the Borrower's Form 10-Q for the fiscal quarter ended March 31, 2001 or in any document filed after March 31, 2001, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) which could reasonably be anticipated, individually or in the aggregate, to result in a Material Adverse Effect.

            (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

            SECTION 3.08. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

            (b) No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

            SECTION 3.09. Investment Company Act; Public Utility Holding Company Act. The Borrower is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation as a "holding company" under the Public Utility Holding Company Act of 1935.

            SECTION 3.10. Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Loans and the Letters of Credit only for the purposes specified in the preamble to this Agreement.

            SECTION 3.11. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Agent, the Issuing Bank or any Bank in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or, when considered together with all reports theretofore filed with the Securities and Exchange Commission, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

            SECTION 3.12. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000,000 the value of the assets of such Plan.

            SECTION 3.13. Environmental and Safety Matters. Each of the Borrower and each Subsidiary has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental or nuclear regulation or control or to employee health or safety, except where noncompliance would not be reasonably likely to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice of any failure so to comply, except where noncompliance would not be reasonably likely to result in a Material Adverse Effect. The Borrower's and the Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, or any nuclear fuel or other radioactive materials, in violation of any law or any regulations promulgated pursuant thereto, where such violation would be reasonably likely to result in a Material Adverse Effect. The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect. The representations and warranties set forth in this Section 3.13 are, however, subject to any matters, circumstances or events set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, in the Borrower's Form 10-Q for the fiscal quarter ended March 31, 2001 and in any document filed after March 31, 2001, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934; provided, however, that the inclusion of such matters, circumstances or events as exceptions (or any other exceptions contained in the representations and warranties which refer to the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Borrower's Form 10-Q for the fiscal quarter ended March 31, 2001 or in any document filed after March 31, 2001, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934) shall not be construed to mean that the Borrower has concluded that any such matter, circumstance or effect is likely to result in a Material Adverse Effect.

            SECTION 3.14. Significant Subsidiaries. Schedule 3.14 sets forth as of the date hereof a list of all Significant Subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein.

ARTICLE IV. CONDITIONS OF LENDING

            The obligations of the Banks to make Loans and of the Issuing Bank to issue, amend, renew, or extend Letters of Credit, hereunder are subject to the satisfaction of the following conditions:

            SECTION 4.01. All Borrowings. On the date of each Borrowing or issuance, renewal, extension or amending of a Letter of Credit, including each Borrowing in which Loans are refinanced with new Loans as contemplated by
Section 2.02(e):

               (a) The Agent shall have received a notice of such Borrowing as required by Section 2.03.

               (b) The representations and warranties set forth in Article III hereof (except, in the case of a refinancing of Loans or the issuance, amendment, renewal or extension of a Letter of Credit or the refinancing of an LC Disbursement that does not increase the sum of the Revolving Credit Exposure, LC Disbursements and the Auction Loans of any Bank outstanding, the representations set forth in Sections 3.06 and 3.07) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

               (c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and issuance, amendment, renewal or extension of such Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs
(b) and (c) of this Section 4.01.

               SECTION 4.02. First Borrowing. On the date of this Agreement:

               (a) The Agent shall have received the favorable written opinion of Heller Ehrman White & McAuliffe, LLP, counsel to the Borrower, dated the date of this Agreement and addressed to the Banks, to the effect set forth in Exhibit D hereto, and the Borrower hereby instructs such counsel to deliver such opinions to the Agent.

               (b) The Agent shall have received evidence satisfactory to it and set forth on Schedule 4.02(b) that the Borrower shall have obtained all consents and approvals of, and shall have made all filings and registrations with, any Governmental Authority required in order to consummate the Transactions, in each case without the imposition of any condition which, in the judgment of the Banks, could adversely affect their rights or interests hereunder.

               (c) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Banks and their counsel and to Cravath, Swaine & Moore, counsel for the Agent.

               (d) The Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Banks or their counsel or Cravath, Swaine & Moore, counsel for the Agent, may reasonably request.

               (e) The Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

               (f) The Agent shall have received all Fees and other amounts due and payable on or prior to the date of this Agreement, including all upfront fees payable in connection with the Commitments as specified in the invitation letter dated April 19, 2001, and all Fees accrued to the date hereof under each Pre-Restatement Credit Agreement whether or not then due.

               (g) The Lenders shall have received a copy of each document filed after March 31, 2001, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934.

               (h) The Agent shall have received a counterpart duly executed by the Borrower of the Pledge Agreement, together with one or more certificates representing all the Equity Interests in Avista Capital, Inc., and stock powers, endorsed in blank, with respect to each such certificate.

ARTICLE V. AFFIRMATIVE COVENANTS

            The Borrower covenants and agrees with each Bank and with the Issuing Bank that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses, any LC Disbursement or amounts payable under any Loan Document shall be unpaid or any Letter of Credit remains outstanding, unless the Required Banks shall otherwise consent in writing, the Borrower will:

            SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.02.

            (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names utilized in the conduct of the Borrower's business except where the failure so to obtain, preserve, renew, extend or maintain any of the foregoing would not result in a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated, except as otherwise expressly permitted under this Agreement; comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted if failure to comply with such requirements would result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Borrower may cause the discontinuance of the operation or a reduction in the capacity of any of its facilities, or any element or unit thereof including, without limitation, real and personal properties, facilities, machinery and equipment, (i) if, in the judgment of the Borrower, it is no longer advisable to operate the same, or to operate the same at its former capacity, and such discontinuance or reduction would not result in a Material Adverse Effect, or (ii) if the Borrower intends to sell and dispose of its interest in the same in accordance with the terms of this Agreement and within a reasonable time shall endeavor to effectuate the same.

            SECTION 5.02. Insurance. (a) Maintain insurance, to such extent and against such risks, as is customary with companies in the same or similar businesses and owning similar properties in the same general area in which the Borrower operates and (b) maintain such other insurance as may be required by law. All insurance required by this Section 5.02 shall be maintained with financially sound and reputable insurers or through self-insurance; provided, however, that the portion of such insurance constituting self-insurance shall be comparable to that usually maintained by companies engaged in the same or similar businesses and owning similar properties in the same general area in which the Borrower operates and the reserves maintained with respect to such self-insured amounts are deemed adequate by the officer or officers of the Borrower responsible for insurance matters.

            SECTION 5.03. Taxes and Obligations. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall, to the extent required by GAAP, have set aside on its books adequate reserves with respect thereto.

            SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Agent and each Bank:

               (a) within 105 days after the end of each fiscal year, consolidated and consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of
        (i) Avista Utilities and (ii) the Borrower and its consolidated Subsidiaries, in each case as of the close of such fiscal year, and the results of each of their operations during such year, all (A) in the case of Avista Utilities, certified by one of the Borrower's Financial Officers as fairly presenting the financial condition and results of operations of Avista Utilities in accordance with GAAP consistently applied and (B) in the case of the Borrower and its consolidated subsidiaries, audited by Deloitte & Touche or other independent public accountants of recognized national standing acceptable to the Required Banks and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis (except as noted therein) in accordance with GAAP consistently applied;

               (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, consolidated and, to the extent otherwise available, consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of (i) Avista Utilities and (ii) the Borrower and its consolidated subsidiaries, in each case as of the close of such fiscal quarter, and the results of each of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Avista Utilities or the Borrower on a consolidated basis, as applicable, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

               (c) concurrently with any delivery of financial statements under
        (a) or (b) above, (i) a certificate of the relevant accounting firm opining on or certifying such statements or Financial Officer (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that to the knowledge of the accounting firm or the Financial Officer, as the case may be, no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) a certificate of a Financial Officer setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with Sections 6.04 and 6.05 on the date of such financial statements;

               (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its share holders, as the case may be; and

               (e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary, or compliance with the terms of any Loan Document, as the Agent or any Bank may reasonably request.

                SECTION 5.05. Litigation and Other Notices. Furnish to the Agent and each Bank prompt written notice of the following:

               (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

               (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof which could reasonably be anticipated to result in a Material Adverse Effect; and

               (c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

            SECTION 5.06. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Agent and each Bank (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans and
(iii) within 10 days after the due date for filing with the PBGC pursuant to
Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC.

            SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any representatives designated by any Bank to visit and inspect the financial records and the properties of the Borrower at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Bank to discuss the affairs, finances and condition of the Borrower with the chief financial officer of the Borrower, or other person designated by the chief financial officer, and independent accountants therefor.

            SECTION 5.08. Use of Proceeds and Letters of Credit. Use the proceeds of the Loans and the Letters of Credit only for the purposes set forth in the preamble to this Agreement.

            SECTION 5.09. Pledge of Avista Capital, Inc. At all times prior to the Pledge Release Date, cause Avista Capital, Inc., to remain engaged in the businesses in which it is engaged on the date hereof (except as a result of the disposition of any such business to a person that is not an Affiliate of the Borrower) and not permit Avista Capital, Inc., to pay or make any dividends or distributions (other than cash dividends or distributions of its income in the ordinary course of business), to merge or consolidate with any Affiliate of the Borrower or to transfer any material assets other than on arm's-length terms to any Affiliate of the Borrower, in each case where such transaction would materially reduce the value as collateral of the capital stock of Avista Capital, Inc., pledged under the Pledge Agreement, provided that Avista Capital, Inc., may transfer any or all the assets owned by it or any of its subsidiaries that relate to the Coyote Springs 2 project to the Borrower or any of its Subsidiaries.

ARTICLE VI. NEGATIVE COVENANTS

            The Borrower covenants and agrees with each Bank that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan shall be unpaid, any LC Disbursement, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid or any Letter of Credit remains outstanding, unless the Required Banks shall otherwise consent in writing, the Borrower will not:

            SECTION 6.01. Liens. (A) Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

               (a) Liens on property or assets of the Borrower created by the documents, instruments or agreements existing on the date hereof and which are listed as exhibits to the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, to the extent that such Liens secure only obligations arising under such existing documents, agreements or instruments;

               (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and
        (ii) such Lien does not apply to any other property or assets of the Borrower;

               (c) the Lien of the First Mortgage;

               (d) Liens permitted under the First Mortgage (whether or not such permitted Liens cover properties or assets subject to the Lien of the First Mortgage) and any other Liens to which the Lien of the First Mortgage is expressly made subject;

               (e) the Lien of any collateral trust mortgage or similar instrument which would be intended to eventually replace (in one transaction or a series of transactions) the First Mortgage (as amended, modified or supplemented from time to time, "Collateral Trust Mortgage") on properties or assets of the Borrower to secure bonds, notes and other obligations of the Borrower; provided that, so long as the First Mortgage shall constitute a Lien on properties or assets of the Borrower, the bonds, notes or other obligations issued under the Collateral Trust Mortgage (i) shall also be secured by an equal principal amount of bonds issued under the First Mortgage or (ii) shall be issued against property additions not subject to the Lien of the First Mortgage;

               (f) Liens permitted under the Collateral Trust Mortgage (whether or not such permitted Liens cover properties or assets subject to the Lien of the Collateral Trust Mortgage) and any other Liens to which the Lien of the Collateral Trust Mortgage is subject;

               (g) Liens for taxes, assessments or governmental charges not yet due or which are being contested in compliance with Section 5.03;

               (h) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with Section 5.03;

               (i) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

               (j) Liens incurred or created in connection with or to secure the performance of bids, tenders, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (k) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

               (l) Liens (i) which secure obligations not assumed by the Borrower, (ii) on account of which the Borrower has not and does not expect to pay interest directly or indirectly and (iii) which exist upon real estate or rights in or relating to real estate in respect of which the Borrower has a right-of-way or other easement for purposes of substations or transmission or distribution facilities;

               (m) rights reserved to or vested in any federal, state or local governmental body or agency by the terms of any right, power, franchise, grant, license, contract or permit, or by any provision of law, to recapture or to purchase, or designate a purchase of or order the sale of, any property of the Borrower or to terminate any such right, power, franchise, grant, license, contract or permit before the expiration thereof;

               (n) Liens of judgments covered by insurance, or upon appeal and covered by bond, or to the extent not so covered not exceeding at one time $10,000,000 in aggregate amount;

               (o) any Liens, moneys sufficient for the discharge of which shall have been deposited in trust with the trustee or mortgagee under the instrument evidencing such Lien, with irrevocable authority of such trustee or mortgagee to apply such moneys to the discharge of such Lien to the extent required for such purpose;

               (p) rights reserved to or vested in any federal, state or local governmental body or agency or other public authority to control or regulate the business or property of the Borrower;

               (q) any obligations or duties, affecting the property of the Borrower to any federal, state or local governmental body or agency or other public authority with respect to any authorization, permit, consent or license of such body, agency or authority, given in connection with the purchase, construction, equipping, testing and operation of the Borrower's utility property;

               (r) with respect to any property which the Borrower may hereafter acquire, any exceptions or reservations therefrom existing at the time of such acquisition or any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in the deeds of other instruments, respectively, under and by virtue of which the Borrower shall hereafter acquire the same, none of which materially impairs the use of such property for the purposes for which it is acquired by the Borrower;

               (s) leases and subleases entered into in the ordinary course of business;

               (t) banker's Liens and other Liens in the nature of a right of setoff;

               (u) Liens resulting from any transaction permitted under Section 6.03(v);

               (v) renewals, replacements, amendments, modifications, supplements, refinancings or extensions of Liens set forth above to the extent that the principal amount of Indebtedness secured by such Lien immediately prior thereto is not increased and such Lien is not extended to other property (it being understood that such limitation does not apply to the Liens described in subsection (c), (e) or (u) above);

               (w) security deposits or amounts paid into trust funds for the reclamation of mining properties;

               (x) restrictions on transfer or use of properties and assets, first rights of refusal, and rights to acquire properties and assets granted to others;

               (y) non-consensual equitable Liens on the Borrower's tenant-in-common or other interest in joint projects;

               (z) Liens on the Borrower's tenant-in-common or other interest in joint projects incurred by the project sponsor without the express consent of the Borrower to such incurrence; and

               (aa) cash collateral contemplated under Section 2.06(i), the pledge of Avista Capital, Inc. stock under the Pledge Agreement and Liens granted to the Banks pursuant to Section 6.01(C).

        Notwithstanding anything contained in clauses (a) through (aa) of this
Section 6.01, the Borrower shall not permit any Lien to be created, incurred or assumed at any time after the date hereof in respect of any asset of the Borrower or any Subsidiary or on any income or revenue or rights in respect of any thereof (other than (i) in connection with the Coyote Springs 2 project or (ii) Liens securing project financing Indebtedness for any project that is non-recourse to the Borrower and to any of its Subsidiaries other than any special purpose Subsidiary engaged solely in the business of such project), if the aggregate outstanding principal amount of all the Indebtedness so secured or securitized by all such Liens (other than Liens referred to in clauses (i) and (ii) of the immediately preceding parenthetical) arising after the date hereof, when taken together with the Attributable Debt outstanding in connection with any sale and leaseback transaction entered into under (B) below after the date hereof, would exceed 5% of the total tangible assets of Avista Utilities as of the date of the financial statements most recently delivered under Section 5.04(a) or (b) at such time.

            (B) Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, if as a result thereof the final sentence of Section 6.01(A) would be breached.

            (C) At any time that the Borrower's 9.75% Senior Notes due June 1, 2008, or any other medium term notes of the Borrower (other than notes issued under the First Mortgage) are required to be secured by any assets of the Borrower or any of its Subsidiaries, or shall benefit from any Guarantee or other form of credit enhancement provided by the Borrower or any of its Subsidiaries, the Borrower shall cause the obligations under the Loan Documents to be secured by or to benefit from all such collateral and each such Guarantee or other form of credit enhancement on a ratable basis with the holders of such notes and any other creditors entitled to share therein.

            SECTION 6.02. Mergers, Consolidations and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other person) other than acquisitions in the ordinary course of the Borrower's business, except that if (A) at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing and (B) in the case of any merger or consolidation involving the Borrower in which the Borrower is not the surviving corporation, the surviving corporation shall assume in writing the obligations of the Borrower under this Agreement and any other Loan Documents, then (a) the Borrower may merge or consolidate with any Subsidiary in a transaction in which the Borrower is the surviving corporation, (b) the Borrower may purchase, lease or otherwise acquire from any Subsidiary all or substantially all of its assets and may purchase or otherwise acquire all or substantially all of the Equity Interests in any person who immediately thereafter is a Subsidiary, (c) the Borrower may merge with or into, or consolidate with, any other person so long as (i) in the case where the business of such other person, or an Affiliate of such other person, entirely or primarily consists of an electric or gas utility business, the senior secured long-term debt rating of the Borrower shall be at least BBB or higher by S&P and Baa2 or higher by Moody's immediately after such merger or consolidation, or in the case of a merger or consolidation in which the Borrower is not the surviving entity, the senior secured long-term debt rating of the surviving entity or an Affiliate thereof shall be at least BBB+ or higher by S&P and Baa1 or higher by Moody's immediately after such merger or consolidation, or (ii) in the case where such other person's business does not entirely or primarily consist of an electric or gas utility business, the assets of such person at the time of such consolidation or merger do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such merger or consolidation, computed and consolidated in accordance with GAAP consistently applied, and (d) the Borrower may purchase, lease or otherwise acquire any or all of the assets of any other person (and may purchase or otherwise acquire the capital stock of any other person) so long as (i) the assets being purchased, leased or acquired (or the assets of the person whose capital stock is being acquired) entirely or primarily consist of electric or gas utility assets or (ii) in the case where the assets being purchased, leased or acquired (or the assets of the person whose capital stock is being acquired) do not entirely or primarily consist of electric or gas utility assets, the assets being acquired (or the Borrower's proportionate share of the assets of the person whose capital stock is being acquired) do not exceed 10% of the total assets of the Borrower and its Subsidiaries, after giving effect to such acquisition, computed and consolidated in accordance with GAAP consistently applied.

            SECTION 6.03. Disposition of Assets. Sell, lease, transfer, assign or otherwise dispose of (in one transaction or in a series of transactions), in any fiscal year, assets (whether now owned or hereafter acquired) which, together with the amount of all sales, leases, transfers, assignments or other dispositions permitted under clause (c)(ii) of the definition of Subsidiary Event in Article I (other than sales, leases, transfers, assignments or other dispositions permitted under clauses (c)(ii) (A) through (C) in such definition), exceed 10% of the assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal year, computed and consolidated in accordance with GAAP consistently applied, except (i) the Borrower may, in any fiscal year, sell, lease, transfer, assign or otherwise dispose of assets in the ordinary course of business which, together with the amount of all sales, leases, transfers, assignments or other dispositions in the ordinary course permitted under clause (c)(ii)(A) of the definition of Subsidiary Event in Article I, do not exceed 5% of the assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal year, computed and consolidated in accordance with GAAP consistently applied, (ii) to the extent permitted under Section 5.03, 6.01 or Section 6.02, (iii) the Borrower may sell, lease, transfer, assign or otherwise dispose of its interest in the Washington Public Power Supply System Nuclear Project No. 3 in accordance with the settlement agreement among the Borrower, the Washington Public Power Supply System and Bonneville Power Administration, as the same may be amended, modified or supplemented from time to time, (iv) the Borrower may sell, lease, transfer, assign or otherwise dispose of its interests in the Colstrip Project and related assets, (v) Avista Energy may conduct its trading operations, (vi) the Borrower may dispose of all or any portion of its transmission assets in one or more RTO Transactions, and
(vii) the Borrower may sell, lease, transfer, assign or otherwise dispose (including by way of capital contribution) of, or create, incur, assume or permit to exist Liens on, receivables and related properties or interests therein.

            SECTION 6.04. Consolidated Total Debt to Consolidated Total Capitalization Ratio. Permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization to be, at the end of any fiscal quarter, greater than 0.60 to 1.00.

            SECTION 6.05. Consolidated Fixed Charge Coverage Ratio. Permit the ratio of Consolidated Cash Flow to Consolidated Fixed Charges for any four-fiscal-quarter period ending on any date set forth below to be less for Avista Utilities or for the Borrower and its consolidated subsidiaries than the ratio set forth below:

               Quarter End            Avista Utilities              Borrower
               -----------            ----------------              --------
                6/30/2001                   1.25                      1.00

                9/30/2001                   1.25                      1.00

               12/31/2001                   1.25                      1.00

                3/31/2002                   1.50                      1.50

            SECTION 6.06. Public Utility Regulatory Borrowing Limits. Incur actual borrowings or commitments or issued and outstanding debt of the Borrower in excess of the amount authorized (i) by statute without necessity of public utility commission approval and/or (ii) by orders of public utility commissions, as in effect from time to time.

            SECTION 6.07. Investments. (a) Incur Guarantees of or by the Borrower with respect to Avista Energy, Inc. in excess of $50,000,000 in the aggregate or Guarantees of or by the Borrower with respect to Avista Energy, Inc. with a duration of one year or longer.

            (b) Purchase or acquire any Equity Interests in, make any loan or advance to, Guarantee any obligation of (in addition to any Guarantee under Section 6.07(a)), or make any investment or other investment in, any Subsidiary if after giving effect thereto the aggregate amount of all such investments purchased, acquired or made during the period January 1 through December 31, (i) 2001, would exceed $100,000,000, or (ii) 2002, would exceed $75,000,000.

ARTICLE VII. EVENTS OF DEFAULT

            In case of the happening (and during the continuance) of any of the following events ("Events of Default"):

               (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

               (b) default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

               (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

               (d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in
        Section 5.01(a), 5.05 or 5.09 or in Article VI;

               (e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Agent or any Bank to the Borrower;

               (f) the Borrower or any Significant Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness when the aggregate unpaid principal amount is in excess of $25,000,000, when and as the same shall become due and payable (after expiration of any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

               (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or a Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or a Significant Subsidiary or
        (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed, or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;

               (h) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

               (i) a final judgment or judgments shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof for the payment of money with respect to which an aggregate amount in excess of $25,000,000 is not covered by insurance and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment;

               (j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $25,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agent or after the receipt by the Agent of the statement required pursuant to Section 5.06, the Agent shall have notified the Borrower in writing that (i) the Required Banks have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or
        (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

               (k) there shall occur a Subsidiary Event;

               (l) any Loan Document, at any time after its execution and delivery and for any reason shall cease to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

               (m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Agent, at the request of the Required Banks, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon (A) the Commitments will automatically be terminated and (B) the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII. THE AGENT

            In order to expedite the various transactions contemplated by this Agreement, Toronto Dominion (Texas), Inc. is hereby appointed to act as Agent on behalf of the Banks and the Issuing Bank. Each of the Banks and the Issuing Bank hereby irrevocably authorizes and directs the Agent to take such action on behalf of such Bank under the terms and provisions of this Agreement, and to exercise such powers hereunder as are specifically delegated to or required of the Agent by the terms and provisions hereof, together with such powers as are reasonably incidental thereto. The Agent is hereby expressly authorized on behalf of the Banks and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of each of the Banks any payment of principal of or interest on the Loans outstanding hereunder, LC Reimbursements and all other amounts accrued hereunder paid to the Agent, and to distribute to each Bank its proper share of all payments so received as soon as practicable;
(b) to give notice promptly on behalf of each of the Banks to the Borrower of any event of default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Bank copies of all notices, agreements and other material as provided for in this Agreement as received by such Agent.

            Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Bank as such for any action taken or omitted by any of them hereunder except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements of this Agreement. The Agent shall not be responsible to the Banks and the Issuing Bank for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other instrument to which reference is made herein. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Bank or the Issuing Bank of any of its obligations hereunder or to any Bank or the Issuing Bank on account of the failure of or delay in performance or breach by any other Bank or the Borrower of any of their respective obligations hereunder or in connection herewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

            The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or other affiliate thereof as if it were not the Agent.

            Each Bank recognizes that applicable laws, rules, regulations or guidelines of governmental authorities may require the Agent to determine whether the transactions contemplated hereby should be classified as "highly leveraged" or assigned any similar or successor classification, and that such determination may be binding upon the other Banks. Each Bank understands that any such determination shall be made solely by the Agent based upon such factors (which may include, without limitation, the Agent's internal policies and prevailing market practices) as the Agent shall deem relevant and agrees that the Agent shall have no liability for the consequences of any such determination.

            Each Bank agrees (i) to reimburse the Agent in the amount of such Bank's pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Banks by the Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, not reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of its pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by it or any of them under this Agreement, to the extent not reimbursed by the

Borrower; provided, however, that no Bank shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent or any of its directors, officers, employees or agents.

            Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder.

            The Agent may execute any of its duties under this Agreement by or through agents or attorneys selected by them using reasonable care and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys selected and authorized to act by it with reasonable care unless the damage complained of directly results from an act or failure to act on part of the Agent which constitutes gross negligence or wilful misconduct. Delegation to an attorney or agent shall not release the Agent from its obligation to perform or cause to be performed the delegated duty.

            The Documentation Agent shall not have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks identified as "Documentation Agent" shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX. MISCELLANEOUS

            SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

               (a) if to the Borrower, to it at East 1411 Mission Avenue (99202), P.O. Box 3727, Spokane, Washington 99220, Attention of the Senior Vice President and Chief Financial Officer (Telecopy No. 509-482-4879);

               (b) if to the Agent, to it at 909 Fannin, Suite 1700, Houston, Texas 77010, Attention of Kimberly Burleson (Telecopy No. 713-951-9921);

               (c) if to the Issuing Bank, to it at 909 Fannin, Suite 1700, Houston, Texas 77010, Attention of Kimberly Burleson (Telecopy No. 713-951-0021); and

               (d) if to a Bank, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Bank shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

            SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties, including, without limitation, any indemnities and reimbursement obligations, made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Banks and shall survive the making by the Banks of the Loans and issuance of any Letters of Credit, and the execution and delivery to the Banks of any Notes evidencing such Loans, regardless of any investigation made by the Banks, or on their behalf, or by the Issuing Bank and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.

            SECTION 9.03. Binding Effect. This Agreement and the amendment and restatement reflected hereby shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof which, when taken together, bear the signatures of each Bank and the Issuing Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Banks and the Issuing Bank.

            SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent, the Issuing Bank or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns.

            (b) Each Bank (including the Agent when acting as a Bank) may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the same portion of the applicable Loan or Loans at the time owing to it other than any Auction Loans, which may, but need not, be assigned); provided, however, that (i) except in the case of an assignment to a Bank or Affiliate of such Bank, the Borrower and the Agent (and, in the case of an assignment of all or a portion of a Commitment or any Bank's obligation in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) that no assignee of any Bank shall be entitled to receive any greater payment or protection under Sections 2.13, 2.14(a), 2.15 or
2.19 than such Bank would have been entitled to receive with respect to the rights assigned or otherwise transferred unless such assignment or transfer shall have been made at a time when the circumstances giving rise to such greater payment did not exist, (iii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Auction Loans, (iv) the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 (or, if less, the total amount of their Commitments), (v) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance and a processing and recordation fee of $3,500 and (vi) the assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof,
(A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any Fees accrued for its account and not yet paid).

            (c) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Bank warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

            (d) The Agent shall maintain a copy of each Assignment and Acceptance delivered to it including the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The Agent, the Issuing Bank and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Agent to such assignment, the Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Banks. Upon the request of the assignee, the Borrower, at its own expense, shall execute and deliver to the Agent, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment, upon the request of the assigning bank, the Borrower shall execute and deliver a new Note to the order of such assigning Bank in a principal amount equal to the applicable Commitment retained by it. Canceled Notes shall be returned to the Borrower.

            (f) Each Bank may without the consent of the Borrower, the Issuing Bank or the Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and any Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Banks (provided, that the amount of such benefit shall be limited to the amount in respect of the interest sold to which the seller of such participation would have been entitled had it not sold such interest) and (iv) the Borrower, the Agent, the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or changing or extending the Commitments).

            (g) Any Bank or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.

            (h) Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") the option to fund all or any part of any Loan that such Granting Bank would otherwise be obligated to fund pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Bank shall be obligated to fund such Loan pursuant to the terms hereof. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were funded by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Bank would otherwise be liable for so long as, and to the extent, the Granting Bank provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This paragraph may not be amended without the prior written consent of each Granting Bank, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

            (i) Any Bank may at any time assign for security purposes all or any portion of its rights under this Agreement and any Notes issued to it to a Federal Reserve

Bank; provided that no such assignment shall release a Bank from any of its obligations hereunder.

            (j) Subject to Section 6.02, the Borrower shall not assign or delegate any of its rights or duties hereunder.

            SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay
(i) all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent or any Bank in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Notes issued hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees, charges and disbursements of any other internal or external counsel for the Agent, the Issuing Bank or any Bank and (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. The Borrower further agrees that it shall indemnify the Banks from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

            (b) The Borrower agrees to indemnify the Agent, the Issuing Bank and each Bank and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans and of the Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any

Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

            (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent, the Issuing Bank or any Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

            SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated as set forth in Article VII, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or bank Controlling such Bank) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Bank. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Bank may have. Any Bank shall provide the Borrower with written notice promptly after exercising its rights under this Section.

            SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

            SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Agent, the Issuing Bank or any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

            (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Banks; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Bank affected thereby, (ii) change or extend the Commitment or decrease the Commitment Fees of any Bank without the prior written consent of such Bank, or (iii) amend or modify the provisions of Section 2.16, the provisions of this Section or the definition of "Required Banks", without the prior written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Bank hereunder without the prior written consent of the Agent or the Issuing Bank, as the case may be. Each Bank and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Bank or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

            SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein or in any Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Bank, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Bank in accordance with applicable law, the rate of interest payable under any Note held by such Bank, together with all Charges payable to such Bank, shall be limited to the Maximum Rate.

            SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

            SECTION 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

            SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

            SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

            SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

            SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent, Issuing Bank or any other Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

            (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 9.16. Pledge Release Date. Promptly after the Pledge Release Date, the Agent shall (and the Banks hereby authorize and instruct the Agent to) take such action and execute any such documents as may reasonably be requested by the Borrower to release the Lien of the Pledge Agreement.

     WITNESS the due execution hereof as the date first above written.


                                     AVISTA CORPORATION,

                                     by  /s/       Ronald R. Peterson
                                         --------------------------------------
                                         Name:     Ronald R. Peterson
                                         Title:    Vice President & Treasurer

                                     TORONTO DOMINION (TEXAS), INC.,
                                     Individually and as Agent,


                                     by  /s/       Jeffery R. Lents
                                         --------------------------------------
                                         Name:     Jeffery R. Lents
                                         Title:    Vice President

                                     THE TORONTO-DOMINION BANK,
                                     as Issuing Bank


                                     by  /s/       Jeffery R. Lents
                                         --------------------------------------
                                         Name:     Jeffery R. Lents
                                         Title:    Manager Syndication &
                                                   Credit Administration

                                     THE BANK OF NEW YORK, individually
                                     and as Documentation Agent,


                                     by  /s/       Steven Kalachman
                                         --------------------------------------
                                         Name:     Steven Kalachman
                                         Title:    Vice President


                                     BANK OF AMERICA N.A.


                                     by  /s/       Leonard Russo
                                         --------------------------------------
                                         Name:     Leonard Russo
                                         Title:    Managing Director

                                     BANK HAPOALIM, B.M.


                                     by  /s/       Marc Bosc
                                         --------------------------------------
                                         Name:     Marc Bosc
                                         Title:    Vice President


                                     by  /s/       Conrad Wagner
                                         --------------------------------------
                                         Name:     Conrad Wagner
                                         Title:    First Vice President


                                     BNP PARIBAS


                                     by  /s/       Mark A. Renaud
                                         --------------------------------------
                                         Name:     Mark A. Renaud
                                         Title:    Director


                                     by  /s/       Dan Cozine
                                         --------------------------------------
                                         Name:     Dan Cozine
                                         Title:    Managing Director


                                     FLEET NATIONAL BANK


                                     by  /s/       Suresh V. Chivukula
                                         --------------------------------------
                                         Name:     Suresh V. Chivukula
                                         Title:    Managing Director

                                     UNION BANK OF CALIFORNIA, N.A.

                                     by  /s/       Sonja Sevcik
                                         --------------------------------------
                                         Name:     Sonja Sevcik
                                         Title:    Assistant Vice President


                                     U.S. BANK, NATIONAL ASSOCIATION

                                     by  /s/       Wilfred C. Jack
                                         --------------------------------------
                                         Name:     Wilfred C. Jack
                                         Title:    Vice President


                                     WELLS FARGO BANK

                                     by  /s/       Tom Beil
                                         --------------------------------------
                                         Name:     Tom Beil
                                         Title:    Vice President

Exhibit A


                                     FORM OF
                                      NOTE


$__________________                                              May 31, 2001
New York, New York


            FOR VALUE RECEIVED, the undersigned, AVISTA CORPORATION, a Washington corporation (the "Borrower"), hereby promises to pay to the order of _______________________ (the "Bank"), at the office of Toronto Dominion (Texas), Inc., (the "Agent"), at 909 Fannin, Suite 1700, Houston, Texas 77010, on the Expiration Date, as defined in the Amended and Restated Credit Agreement dated as of May 31, 2001 (the "Credit Agreement"), among the Borrower, the Banks party thereto and the Agent, the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement) made to the Borrower by the Bank pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.

            The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

            The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

            All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates and maturity dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrower under this Note.

            This Note is one of the Notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America.


                                                     AVISTA CORPORATION

                                                     by
                                                          --------------------
                                                          Name:
                                                          Title:

                               Loans and Payments
                               ------------------





                 Amount                                                          Name of
                   And                     Payments                              Person
              Type/Class of    Maturity    Principal      Unpaid Principal       Making
   Date           Loan          Date       Interest       Balance of Note       Notation
-----------   -------------    --------    ---------      ----------------      --------

Exhibit B

                                     FORM OF
                            ASSIGNMENT AND ACCEPTANCE


            Reference is made to the Amended and Restated Credit Agreement dated as of May 31, 2001 (as in effect from time to time, the "Credit Agreement"), among Avista Corporation, a Washington corporation (the "Borrower"), the banks listed on Schedule 2.01 thereto (the "Banks") and Toronto Dominion (Texas), Inc., as agent for the Banks (in such capacity, the "Agent"). Terms defined in the Credit Agreement are used herein with the same meanings.

            1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and Revolving Loans [and Auction Loans] owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Revolving Loans [and Auction Loans] to the Effective Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Effective Date, and the amount, if any, set forth on the reverse hereof of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and under the Loan Documents, and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

            2. This Assignment and Acceptance is being delivered to the Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.19(f) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Bank under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit C to the Credit Agreement, and (iii) a processing and recordation fee of $3,500.

            3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment):

                                                             Percentage Assigned of
                                                             Facility and Commitment
                                                             Thereunder (set forth,
                                    Principal Amount         to at least 8 decimals,
                                    Assigned (and            as a percentage of the
                                    Identifying              Facility and the
                                    Information as to        aggregate Commitments
                                    individual               of all
Facility                            Auction Loans)           Banks thereunder)
--------                            -----------------        -----------------------

Commitment Assigned:                      $                            %

Revolving Loans:                          $                            %

[Auction Loans:                           $                           %]

Fees Assigned (if any):                   $                            %

The terms set forth above and on the reverse side hereof are hereby agreed to:

                                               Accepted:

              , as Assignor                    TORONTO DOMINION (TEXAS), INC.,
                                               as Agent


By: ____________________________               By: _________________________
    Name:                                          Name:
    Title:                                         Title:

_________ , as Assignee                        AVISTA CORPORATION


By: ____________________________               By: _________________________
    Name:                                          Name:
    Title:                                         Title:

Exhibit C

                                     FORM OF
                          ADMINISTRATIVE QUESTIONNAIRE

Exhibit D


                                     FORM OF
                       OPINION OF COUNSEL FOR THE BORROWER

                                  SCHEDULE 2.01


                                   COMMITMENTS


                                      Banks

Bank                                                                 Commitment
----                                                                 -----------
Toronto Dominion (Texas), Inc.                                       $40,000,000
909 Fannin
Suite 1700
Houston, TX 77010
Attention: Ms. Kimberly Burleson
Telecopy: (713) 951-9921

        With copies to:

        Toronto Dominion Bank U.S.A. Division
        31 West 52nd Street
        New York, NY 10019-6101
        Attention:  Deborah Gravinese
        Telecopy: (212) 827-7244

Bank Hapoalim B.M.                                                   $10,000,000
1177 Avenue of the Americas
New York, NY 10036
Attention: Marc Bosc
Telecopy:  (212) 782-2382


Bank of America, N.A.                                                $25,000,000
Three Allen Center Office
333 Clay Street
Houston, TX 77002
Attention: Irene Rummel
Telecopy:  (713) 651-4801


BNP Paribas                                                          $10,000,000
787 Seventh Avenue
New York, NY 10019
Attention: Thomas Beaumont
Telecopy:  (212) 841-2052

Fleet National Bank                                                  $30,000,000
100 Federal Street
Boston, MA 02211
Attention: Suresh Chivukula
Telecopy:  (617) 434-3652


The Bank of New York                                                 $40,000,000
One Wall Street
New York, NY 10286
Attention: Steve Kalachman
Telecopy:  (212) 635-7923


U.S. Bank, N.A.                                                      $20,000,000
1420 Fifth Avenue, 11th Floor
Seattle, WA 98101
Attention: Fred Jack
Telecopy:  (206) 344-3654


Union Bank of California, N.A.                                       $20,000,000
445 S. Figueroa Street
Los Angeles, CA 90071
Attention: Sonja Seveik
Telecopy:  (213) 236-4096


Wells Fargo Bank                                                     $25,000,000
524 W. Riverside
Spokane, WA 99201
Attention: Tom Beil
Telecopy:  (509) 455-5762

                                                                    ------------

TOTAL                                                               $220,000,000

                                  SCHEDULE 3.14



                            Significant Subsidiaries


        Name                        Percent Ownership
        ----                        -----------------

        Avista Capital, Inc.        100%

                                SCHEDULE 4.02(b)



                 Statutes and Orders of Governmental Authorities


1. Statute of Washington authorizing borrowings of one year or less without approval and/or Order(s) of the Washington Utilities and Transportation Commission.

2. Statute of Oregon authorizing borrowings of one year or less without approval and/or Order(s) of the Oregon Public Utility Commission.

3. Statute of Idaho authorizing borrowings of one year or less without approval and/or Order(s) of the Idaho Public Utilities Commission.

4. Statute of California authorizing borrowings of one year or less without approval and/or Order(s) of the California Public Utilities Commission.